UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2008

ZULU ENERGY CORP.
(Exact name of registrant as specified in its charter)

Colorado	000-52272	20-3437301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

 122 N. Main Street, Sheridan, Wyoming 82801
(Address of principal executive offices) (zip code)

(307) 751-5517
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 21, 2008, Zulu Energy Corp. (“Zulu Energy”) entered into an employment agreement with David Weisgerber dated effective as of May 15, 2008. Pursuant to his employment agreement, Mr. Weisgerber was appointed Zulu Energy’s Vice President of Operations. Under Mr. Weisgerber's employment agreement, he will receive an annual salary based on certain financings achieved by Zulu Energy. If Zulu Energy consummates a financing less than $5 million, Mr. Weisgerber will receive an annual salary of $180,000. If Zulu Energy consummates a financing between $5 million and $10 million, Mr. Weisgerber's annual salary will be $240,000. If Zulu Energy consummates a financing in excess of $10 million, Mr. Weisgerber's annual salary will be $300,000. Mr. Weisgerber is also eligible to receive an annual bonus at the discretion of the Board.

Mr. Weisgerber was also granted stock options to purchase 1,500,000 shares of common stock with an exercise price of $1.00 per share pursuant to the Zulu Energy 2008 Equity Incentive Plan. Pursuant to his employment agreement, the Board also approved the grant to Mr. Weisgerber of 1,950,000 shares of common stock that will be subject to restrictions outlined in a restricted stock agreement and will vest as follows: 780,000 shares (40%) on January 1, 2009 so long as Mr. Weisgerber is still in service with Zulu Energy and Zulu Energy has successfully drilled three stratigraphic test wells before that date; 585,000 shares (30%) on January 1, 2010 so long as Mr. Weisgerber is still in service with Zulu Energy and Zulu Energy shall have successfully located and tested a potentially viable hydrocarbon reservoir prior to that date and the remaining 585,000 shares (30%) on January 1, 2011 so long as Mr. Weisgerber is still in service with Zulu Energy. In addition, Mr. Weisgerber is entitled to the coverage or benefits under any and all employee benefits plans maintained by Zulu Energy.

Under Mr. Weisgerber’s employment agreement, he may terminate his employment with Zulu Energy upon thirty days’ notice. Upon such termination any unvested restricted shares of common stock or options to purchase common stock become immediately vested. Mr. Weisgerber is also eligible to receive twelve months severance, full vesting of any unvested options or stock and registration of any shares of common stock (if such shares have not been previously registered) granted under his employment agreement in the event Mr. Weisgerber is terminated without cause. Additionally, any stock options held by Mr. Weisgerber will be exercisable for three additional years following termination without cause. Mr. Weisgerber’s employment agreement also contains a restrictive covenant.

The foregoing is qualified in its entirety by reference to the Employment Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to the terms of a letter agreement between Zulu Energy and Mr. Weisgerber, dated May 21, 2008, Mr. Weisgerber waived his right to exercise the options granted to him under his employment agreement and agreed to defer the grant of restricted stock until such time as Zulu Energy has increased its authorized shares of common stock to at least 150 million shares. The letter agreement is being filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities

The grant of stock options made by Zulu Energy to Mr. Weisgerber pursuant to his employment agreements described in Item 1.01 above was made pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The grant of restricted stock to be made by Zulu Energy to Mr. Weisgerber pursuant to his employment agreement described in Item 1.01 above will be made pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

The description of the terms of the employment agreement described in Item 1.01 above is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No. Descriptions

10.1	Employment Agreement, dated effective May 15, 2008, by and between Zulu Energy Corp. and David Weisgerber.

10.2	Letter Agreement, dated May 21, 2008, by and between Zulu Energy Corp. and David Weisgerber.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZULU ENERGY CORP.

Dated: May 28, 2008	By:	/s/ James Hostetler
Name: James Hostetler
Title: Executive Vice President and Chief Financial Officer

Exhibit List

10.1	Employment Agreement, dated effective May 15, 2008, by and between Zulu Energy Corp. and David Weisgerber.

10.2	Letter Agreement, dated May 21, 2008, by and between Zulu Energy Corp. and David Weisgerber.